Exhibit 10.9
THE HOUSTON EXPLORATION COMPANY
AMENDED AND RESTATED 2004 LONG TERM INCENTIVE PLAN
NONQUALIFIED OPTION AGREEMENT
     This Stock Option Agreement (the “Agreement”) is made between The Houston Exploration Company, a Delaware corporation (the “Company”), and «Name»(the “Employee”). The Company considers that its interests will be served by granting Employee an option to purchase shares of common stock of the Company as an inducement for his or her continued and effective performance of services to the Company. The Board of Directors has adopted, and the stockholders have approved, The Houston Exploration Company Amended and Restated 2004 Long Term Incentive Plan (the “Plan”). The Employee has been designated as a participant in the Plan.
     IT IS AGREED:
     § 1 Grant. On «Grant_Date» (the “Grant Date”), the Company hereby grants to the Employee a Nonqualified Stock Option (the “Option”) to purchase «Option_Granted» shares of the common stock of the Company, $.01 par value per share, at a price of «Grant_Price» per share, subject to adjustment as provided in the Plan (the “Option Price”). This Option is not an incentive stock option under § 422 of the Internal Revenue Code.
TERMS AND CONDITIONS
     § 2 Exercise Rights.
(a)	General Rule. Employee automatically shall have the right under this Agreement to exercise this Option in accordance with the following schedule, if Employee continuously remains an employee of the Company or any Affiliate from the Grant Date through the date specified in the schedule:

The Option is exercisable according to the following schedule:
(1)	On the day after the first anniversary of the Grant Date, the Option may be exercised with respect to up to 1/3 of the shares subject to the Option;

(2)	after each succeeding anniversary of the Grant Date, the Option may be exercised with respect to up to an additional 1/3 of the shares subject to the Option, so that after the expiration of the third anniversary of the Grant Date the Option shall be vested and exercisable in full; and

(3)	to the extent not exercised, installments shall be cumulative and may be exercised in whole or in part.
(b)	Special Rules.

(1)	Employment Termination. If Employee’s employment with the Company terminates for any reason, the portion, if any, of this Option that is exercisable as of the date of such termination (after taking into account § 2(b)(2), and (3)) shall remain exercisable for one year following the termination and shall expire on the first anniversary of the date of termination. However, to the extent this Option is not exercisable as of the date of such termination of employment, this Option shall expire immediately and automatically upon such termination.

(2)	Death. If Employee’s employment with the Company terminates because Employee dies, the Option shall vest and become exercisable with respect to all of the shares of Stock underlying the grant of the Option that have not previously vested and shall remain exercisable for one year following the termination and shall expire on the first anniversary of the date of termination.

(3)	Change of Control. The Option shall vest and become exercisable with respect to all of the shares of Stock that have not previously vested immediately prior to a Change of Control if Employee has continued to be employed by the Company or an Affiliate until such time.
(c)	Definitions.
(1)	Cause. For purposes of this Agreement, “Cause” shall have the same meaning as defined in Employee’s employment agreement in effect when Employee’s employment terminates or, if Employee does not then have an employment agreement in effect at such time that defines “cause,” then “Cause” shall mean:
(A)	any material failure of Employee to perform Employee’s duties (other than any such failure resulting from Employee’s incapacity due to illness or other disability) after notice of such failure has been given to Employee and such failure shall have continued for 30 days after receipt of such notice,

(B)	gross or willful negligence or intentional wrongdoing or misconduct,

(C)	a material breach by Employee of Employee’s duties as an employee of the Company or of Employee’s employment agreement with the Company, or

(D)	conviction of Employee of a felony offense involving moral turpitude.
(2)	Disability. For purposes of this Agreement, “Disability” shall have the same meaning as defined in Employee’s employment agreement in effect when Employee’s employment terminates or, if Employee does not then have an employment agreement in effect at such time that defines “disability,” then “Disability” shall have the meaning of such terms as defined in the Plan.
(d)	Employment Status. A transfer between the Company and an Affiliate or between Affiliates shall not be treated as a termination of employment with the Company under the Plan or this Agreement.

     § 3 Life of Option. This Option, to the extent then still in effect, shall expire and shall not be exercisable for any reason on or after the tenth anniversary of the Grant Date.
     § 4 Method of Exercise of Option. By giving notice to the Compensation and Management Development Committee (the “Committee”) or its delegate (which may be telephonic or any other means approved by the Committee), Employee may exercise this Option in whole or in part (to the extent this Option otherwise is exercisable under § 2), for not less than 100 shares of Stock (or all of the shares of Stock for which this Option is then exercisable if less than 100), on any normal business day of the Company by any method of exercise permitted under the Plan.
     § 5 Stock Issuance. The Company shall register on the Company’s books and issue in the name of Employee any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise, and such registration and issuance shall discharge the Company of all of its duties and responsibilities with respect to this Option.
     § 6 Nontransferable. No rights granted under this Option shall be transferable by Employee other than by will or by the laws of descent and distribution, and the rights granted under this Option shall be exercisable during Employee’s lifetime only by Employee. Any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this Option in contravention of this Agreement and the Plan shall be null and void and shall have no effect. Employee’s legal representative and the person or persons, if any, to whom this Option is transferred by will or by the laws of descent and distribution shall be treated after Employee’s death the same as Employee under this Agreement.
     § 7 No Right to Continue Service. Neither the Plan, this Option, nor any related material shall give Employee the right to continue in employment by the Company or any Affiliate or shall adversely affect the right of the Company or any Affiliate to terminate Employee’s employment with or without Cause at any time, subject to the terms of any written employment agreement to which Employee is a party.
     § 8 Stockholder Status. Employee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been registered on the Company’s books and duly issued in the name of Employee and, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock.
     § 9 Securities Registration; Legend. The Option shall not be exercisable until (a) the effective registration of the shares to be received pursuant to this Agreement under the Securities Act of 1933, as amended, (the “Securities Act”) unless in the opinion of counsel for the Company such offering is exempt from registration under the Securities Act, and (b) all other applicable laws are complied with. If Employee is an officer or “affiliate” of the Company (as such term is defined under the Securities Act, Employee consents to the placing on the certificate for any shares covered by the Option of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act and all applicable rules thereunder.
     § 10 Resolution of Disputes. In the event of any difference of opinion between Employee and the Company concerning the meaning or effect of the Plan, an employment agreement, or this Agreement, such difference shall be resolved by the Compensation and Management Development Committee.
     § 11 Withholding. Employee shall have the right to satisfy the minimum statutory federal and state tax withholding requirements arising out of the exercise of this Option by electing to have the Company withhold shares of Stock that otherwise would be transferred to Employee as a result of the exercise of this Option. In addition, the Company or an Affiliate shall have the right to take such action, if any, as the Company or Affiliate deems necessary or appropriate to satisfy the minimum statutory federal and state tax withholding requirements arising out of the exercise of this Option including (but not limited to) requiring Employee to make a cash payment to the Company or an Affiliate to satisfy the minimum statutory withholding requirements, and the exercise of this Option shall be conditioned upon Employee’s satisfaction of any such withholding requirements.
     § 12 Amendment. Except as provided by the Plan, this Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such change or termination is sought.
     § 13 Notices. All offers, notices, demands, requests, acceptances or other communications hereunder shall be in writing and shall be deemed to have been duly made or given if mailed by registered or certified mail, return receipt requested. Any such notice mailed to the Company shall be addressed to its principal office, and any notice mailed to Employee shall be addressed to Employee’s residence address as it appears on the books and records of the Company or to such other address as either party may hereafter designate in writing to the other.
     § 14 Governing Law. The Plan and this Option shall be governed by the laws of the State of Texas.
     § 15 Binding Effect. This Option shall be binding upon the Company and Employee and their respective heirs, executors, legal representatives, administrators, successors and assigns.
     § 16 Headings and Sections. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option. Any references to sections (§) in this Agreement shall be to sections (§) of this Agreement unless otherwise expressly stated as part of such reference.
     § 17 Plan. This Option is subject to all of the terms and conditions set forth in the Plan. Employee in accepting this Option accepts and agrees to be bound by all of the terms and conditions of the Plan, as it may be amended from time to time. All capitalized terms not otherwise defined in this Agreement are defined in the Plan. If a determination is made that there is conflict between the terms of Employee’s employment agreement (if any), the Plan and this Agreement, the employment agreement shall control, and if the Plan and this Agreement conflict, the terms of the Plan shall control. A copy of the Plan is provided with this agreement and available to Employee at the Company’s principal executive offices upon request to the Secretary of the Company.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered effective as of the Grant Date.

THE HOUSTON EXPLORATION COMPANY

Company Officer

«Name»
Employee